FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-13

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Tuesday, February 6, 2018 10:30 AM

Subject: ★NEW ISSUE CMBS★ $1.341BN BENCHMARK 2018-B2 PUBLIC CMBS

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2018-B2 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2018-B2

JOINT BOOKRUNNERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.,
                                           CITIGROUP GLOBAL MARKETS INC.

CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.,
                                         CITIGROUP GLOBAL MARKETS INC.

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: S&P/FITCH/KBRA

OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
	(S/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	29.604	2.52	03/18-06/22	30.000%	40.0%	16.0%
A-2	AAA/AAA/AAA	341.798	4.82	06/22-02/23	30.000%	40.0%	16.0%
A-3	AAA/AAA/AAA	60.000	6.80	12/24-12/24	30.000%	40.0%	16.0%
A-4	AAA/AAA/AAA	125.000	9.58	03/27-11/27	30.000%	40.0%	16.0%
A-5	AAA/AAA/AAA	444.175	9.83	11/27-01/28	30.000%	40.0%	16.0%
A-SB	AAA/AAA/AAA	54.333	7.11	02/23-03/27	30.000%	40.0%	16.0%
A-S	NR/AAA/AAA	165.771	9.88	01/28-01/28	19.000%	46.3%	13.8%
B	NR/AA-/AA-	60.281	9.88	01/28-02/28	15.000%	48.6%	13.2%
C	NR/A-/A-	60.280	9.97	02/28-02/28	11.000%	50.9%	12.6%

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,507,013,899
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	67
WA CUT-OFF LTV:	57.2%
WA MATURITY LTV:	53.0%
WA U/W DSCR:	2.29x
WA U/W NOI DEBT YIELD:	11.2%
TOP TEN LOANS %:	40.9%
WA TERM TO MATURITY (MOS):	104
WA REMAINING AMORTIZATION TERM (MOS):	352
WA SEASONING (MOS):	2

LOAN SELLERS:	GERMAN AMERICAN CAPITAL CORPORATION (38.8%) JPMORGAN CHASE BANK, N.A. (31.1%), CITI REAL ESTATE FUNDING INC. (30.2%)

RISK RETENTION:	AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST EQUAL TO AN ESTIMATED 5% OF FAIR MARKET VALUE WILL BE RETAINED BY MASS MUTUAL LIFE INSURANCE COMPANY

TOP 5 PROPERTY TYPES:	OFFICE (39.1%), HOTEL (18.6%), MULTIFAMILY (16.8%), RETAIL (14.5%), MIXED USE (5.5%).

TOP 5 STATES:	CA (21.0%), NY (9.2%), VA (6.9%), IL (6.9%), FL (6.8%).

MASTER SERVICER:	KEYBANK NATIONAL ASSOCIATION
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	BARINGS LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	AVAILABLE VIA SEPARATE MESSAGE
PRICE GUIDANCE:	WEEK OF FEBRUARY 5, 2018
ANTICIPATED PRICING:	WEEK OF FEBRUARY 5, 2018
ANTICIPATED SETTLEMENT:	ON OR ABOUT FEBRUARY 27, 2018

ROADSHOW
HARTFORD, BREAKFAST:	WED 2/7 @ 8:15am EST, Max’s Downtown
BOSTON, LUNCH:	WED 2/7 @ 12.00pm EST, Boston Harbor Hotel
MINNEAPOLIS, BREAKFAST:	THUR 2/8 @ 8:00am CST, Marquette Hotel

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
ANUSHA JOLY	212-834-4154
JENNIFER KORNBLAU 212-834-4154
MAGGIE D'ARCY	212-834-4154

JPM CMBS BANKING CONTACT
KUNAL SINGH	212-834-5467
BRADLEY HORN	212-834-9708
JOHN MILLER	212-272-8363

JPM CMBS TRADING DESK CONTACT
ANDY TAYLOR	212-834-3111
AVINASH SHARMA	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACTS
RYAN HORVATH	212-250-5149
DANIEL PENN	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS:
PAUL VANDERSLICE	212-723-1295
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-408-1016 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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No EEA Retail sales/No PRIIPs KID.

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